Exhibit 2.2

APPENDIX III

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the Exchange Act, the Act and the NYSE, and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document.  The Acquisition and the Scheme are, to the extent required by the Laws of Ireland, governed by the Laws of Ireland.

The Acquisition and the Scheme will be subject to the conditions set out in this Appendix III.

1.              The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as AbbVie and Allergan may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree).

2.              The Scheme will be conditional upon:

(i)                                  the Scheme having been approved by a majority in number of members of each class of Allergan Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) present and voting either in person or by proxy at the Court Meeting (or at any adjournment or postponement of such meeting) representing, at the Voting Record Time, at least 75% in value of the Allergan Shares of that class held by such Allergan Shareholders present and voting;

(ii)                               each of the Required EGM Resolutions having been duly passed by the requisite majority of Allergan Shareholders at the EGM (or at any adjournment or postponement of such meeting);

(iii)                            the High Court having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Act and the High Court having confirmed the related reduction of capital involved therein (the date on which the condition in this paragraph 2(iii) is satisfied, the “Sanction Date”); and

(iv)                           copies of the Court Order and the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in paragraph 2(iii)) having been delivered for registration to the Registrar of Companies and the Court Order and such minute having been registered by the Registrar of Companies.

3.              The AbbVie Parties and Allergan have agreed that, subject to paragraph 6, the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(i)                                  the NYSE having approved, and not withdrawn such approval, the listing of all of the Share Consideration to be issued in the Acquisition, subject only to official notice of issuance;

(ii)                               the applicable waiting periods under the HSR Act in connection with the Acquisition having expired or been earlier terminated, and, to the extent applicable, any agreement between Allergan and the AbbVie Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, on the other hand, not to consummate the Scheme or the Acquisition having expired or been earlier terminated;

(iii)

(a) to the extent that the Acquisition constitutes a concentration within the scope of Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”) or otherwise constitutes a concentration that is subject to the EC Merger Regulation, the European Commission having decided to allow closing of the Acquisition;

(b) the extent that all or part of the Acquisition is referred by the European Commission to the relevant Governmental Entity of one or more member countries of the European Economic Area, such relevant Governmental Entity(ies) (in the case of a partial referral in conjunction with a final decision of the European Commission) having issued a final decision or decisions which satisfies (or together satisfy) Condition 3(iii)(a) above (that clause being interpreted mutandis mutatis);

(iv)                              all required Clearances of any Governmental Entity having been obtained and remaining in full force and effect and all applicable waiting periods having expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the Antitrust Laws of each Required Antitrust Jurisdiction;

(v)                                 (a) no order, writ, decree, judgment, or injunction (whether temporary or permanent) shall have been issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, and (b) no Law other than an order, writ, decree, judgment, or injunction described in clause (a) (excluding, for purposes of this clause (b), any such Antitrust Law of any jurisdiction that is not a Required Antitrust Jurisdiction) in any jurisdiction of competent authority, shall have been enacted, issued, promulgated, enforced or entered and continue in effect and, in the case of each of clauses (a) and (b), restrain, enjoin, make illegal or otherwise prohibit the consummation of the Acquisition; and

(vi)                              the Transaction Agreement not having been terminated in accordance with its terms by the applicable Party or Parties as set forth below as a consequence of an event set forth below (such events being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

(a)                               termination by either Allergan or AbbVie if the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(b)                               termination by either Allergan or AbbVie if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date, provided, that such right to terminate the Transaction Agreement shall not be available to a Party whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(c)                                termination by either Allergan or AbbVie if the High Court shall decline or refuse to sanction the Scheme, unless both Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Allergan shall make such an appeal if requested to do so in writing by AbbVie and the counsel appointed by AbbVie and by Allergan agree that doing so is a reasonable course of action);

(d)                               termination by either Allergan or AbbVie if there shall be in effect any (x) Law other than an order, writ, decree, judgment, or injunction described in clause (y) (whether or not final or appealable) (excluding any such Antitrust Law of any jurisdiction that is not a Required Antitrust Jurisdiction) in any jurisdiction of competent authority or (y) final and non-appealable order, writ, decree, judgment, or injunction issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (x) and (y), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition; provided that such right to terminate the Transaction Agreement shall not be available to any Party whose breach of any provision of the Transaction Agreement shall have been the primary cause of such Law, order, writ, decree, judgment, or injunction;

(e)                                termination by Allergan if any AbbVie Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction

Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 5(ii) or 5(iii) and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Allergan thereof;

(f)                               termination by Allergan prior to obtaining the Allergan Shareholder Approval if (1) in accordance with Section 5.3 of the Transaction Agreement, the Allergan Board shall have authorized Allergan to terminate the Transaction Agreement in response to an Allergan Superior Proposal and (2) substantially concurrently with such termination, a definitive agreement providing for the consummation of such Allergan Superior Proposal is duly executed and delivered by all parties thereto and, prior to or substantially concurrently with such termination, Allergan pays AbbVie any amounts due under the Expenses Reimbursement Agreement (it being understood that, without limiting Allergan’s obligations under the Expenses Reimbursement Agreement, only such costs and expenses for which AbbVie shall have submitted to Allergan in writing a request for such amounts and written invoices or written documentation supporting such request prior to such termination in accordance with the Expenses Reimbursement Agreement shall be due substantially concurrently with such termination);

(g)                              termination by AbbVie if Allergan shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 4(ii) or 4(iii) and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by AbbVie thereof;

(h)                             termination by AbbVie if, prior to the receipt of the Allergan Shareholder Approval an Allergan Change of Recommendation shall have occurred; or

(j)                                termination by mutual written consent of Allergan and AbbVie.

4.              The AbbVie Parties and Allergan have agreed that, subject to paragraph 6, the AbbVie Parties’ obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by AbbVie) on or before the Sanction Date:

(i)                                     from June 25, 2019 (being the date of this Announcement) to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect;

(ii)                                  (a) the representation and warranty of Allergan set forth in Section 6.1(A)(k)(ii) (Absence of Certain Changes or Events) of the Transaction Agreement having been true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, (b) each of the representations and warranties of Allergan set forth in Sections 6.1(A)(c)(i) (Capitalization), 6.1(A)(d)(i) (Corporate Authority Relative to the Agreement), 6.1(A)(s) (Required Vote of Allergan Shareholders), 6.1(A)(v) (Opinion of Financial Advisor), 6.1(A)(w) (Finders or Brokers) and 6.1(A)(y) (Takeover Statutes) of the Transaction Agreement having been true and correct (read for the purpose of this paragraph 4(ii)(b) without any qualification as to materiality or Allergan Material Adverse Effect therein) in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), and (c) each of the representations and warranties of Allergan set forth in Section 6.1(A) of the Transaction Agreement (other than those specifically listed in paragraphs 4(ii)(a) or

4(ii)(b)) having been true and correct (read for purposes of this paragraph 4(ii)(c) without any qualification as to materiality or Allergan Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, an Allergan Material Adverse Effect;

(iii)                            Allergan having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires Allergan to perform or comply with prior to the Sanction Date; and

(iv)                           AbbVie having received a certificate from an executive officer of Allergan confirming the satisfaction of the conditions set forth in paragraphs 4(ii) and 4(iii).

5.              The AbbVie Parties and Allergan have agreed that, subject to paragraph 6, Allergan’s obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Allergan) on or before the Sanction Date:

(i)                                  from June 25, 2019 (being the date of this Announcement) to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect;

(ii)                               (a) the representation and warranty of AbbVie set forth in Section 6.2(A)(h) (Absence of Certain Changes or Events) of the Transaction Agreement having been true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, (b) each of the representations and warranties of AbbVie set forth in Sections 6.2(A)(b)(i) (Capital Stock) and 6.2(A)(c)(i) (Corporate Authority Relative to the Agreement) of the Transaction Agreement having been true and correct in all material respects (read for the purpose of this paragraph 5(ii)(b) without any qualification as to materiality or AbbVie Material Adverse Effect therein) at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), and (c) each of the representations and warranties of AbbVie set forth in Section 6.2(A) of the Transaction Agreement (other than those specifically listed in paragraphs 5(ii)(a) or 5(ii)(b)) having been true and correct (read for purposes of this paragraph 5(ii)(c) without any qualification as to materiality or AbbVie Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, an AbbVie Material Adverse Effect;

(iii)                            the AbbVie Parties having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires either of the AbbVie Parties to perform or comply with prior to the Sanction Date; and

(iv)                           Allergan having received a certificate from an executive officer of AbbVie confirming the satisfaction of the conditions set forth in paragraphs 5(ii) and 5(iii).

6.              Subject to the requirements of the Panel:

(i)                                  AbbVie and Allergan reserve the right (but neither Party shall be under any obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both Parties);

(ii)                               AbbVie reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 4; and

(iii)                            Allergan reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 5.

7.              The Scheme will lapse unless it is effective on or prior to the End Date (or such later date as AbbVie and Allergan may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree).

8.              If AbbVie is required to make an offer for Allergan Shares under the provisions of Rule 9 of the Takeover Rules, AbbVie may make such alterations to any of the Conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.              AbbVie reserves the right, subject to the prior written consent of the Panel, to effect the Acquisition by way of a Takeover Offer in the circumstances described in and subject to the terms of Section 3.6 of the Transaction Agreement.  Without limiting Section 3.6 of the Transaction Agreement, in the event the Acquisition is structured as a Takeover Offer, such offer will be implemented on terms and conditions that are at least as favorable to the Allergan Shareholders and the holders of Allergan Options and Allergan Share Awards as those which would apply in relation to the Scheme (except for an acceptance condition set at 80% of the nominal value of the Allergan Shares to which such an offer relates (and which are not already in the beneficial ownership of AbbVie)).